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                                                               Exhibit (a)(1)(D)

                              FEDDERS CORPORATION

                               OFFER TO EXCHANGE
                                     UP TO
            1,750,000 SHARES OF SERIES A CUMULATIVE PREFERRED STOCK
                                   FOR UP TO
                       12,500,000 SHARES OF COMMON STOCK

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Fedders Corporation ("Fedders") is offering, subject to the terms and conditions set forth in the Offering Circular, dated February 14, 2003 (the "Offering Circular"), and the related letter of transmittal (the "Letter of Transmittal"), relating to the offer to exchange (the "Exchange Offer") 0.14 shares of Series A Cumulative Preferred Stock, par value $0.01 per share of Fedders ("Series A Cumulative Preferred Stock) for each share of Fedders' currently outstanding Common Stock, par value $0.01 per share (CUSIP No. 313135501) ("Common Stock"). Subject to the terms and conditions of the Exchange Offer, Fedders will issue up to 1,750,000 shares of Series A Cumulative Preferred Stock in exchange for up to 12,500,000 shares of Common Stock, representing approximately 45% of the outstanding number of shares of Common Stock, to the extent such shares are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. If more than 12,500,000 shares of Common Stock are tendered, Fedders will purchase from each tendering holder of shares of Common Stock a number of shares on a pro rata basis. Fedders is expecting to announce any final proration factor within seven business days after the expiration date. No fractional shares of Series A Cumulative Preferred Stock will be issued in the Exchange Offer. Instead, you will be paid cash in lieu of any fractional share to which you would otherwise be entitled. If you hold fewer than 100 shares of Common Stock and tender all of these shares for exchange, all of your shares will be accepted for exchange without proration if the Exchange Offer is completed. For a more detailed description of the Series A Cumulative Preferred Stock Fedders is proposing to issue in the Exchange Offer, please see the section of the Offering Circular titled "Description of Capital Stock." Fedders reserves the right to extend or terminate the Exchange Offer if the conditions set forth in the section of the Offering Circular titled "The Exchange Offer -- Conditions to the Exchange Offer" are not satisfied and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all holders of shares of Common Stock and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, Fedders reserves the right to waive any and all conditions to the Exchange Offer.

     We are requesting that you contact your clients for whom you hold shares of Common Stock regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee, or who hold shares of Common Stock registered in their own names, we are enclosing the following documents:

          1.  The Offering Circular;

          2. The Letter of Transmittal for your use and for the information of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if (a) certificates for the shares of Common Stock are not immediately available, or (b) time will not permit the certificates for the shares of Common Stock or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer;

          4. A form of letter which may be sent to your clients for whose account you hold shares of Common Stock registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with respect to the Exchange Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. Return envelopes addressed to American Stock Transfer & Trust Company, the Exchange Agent for the Exchange Offer.
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     YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00
P.M., NEW YORK CITY TIME, ON MARCH 18, 2003. FEDDERS, IN ITS SOLE AND ABSOLUTE DISCRETION, MAY EXTEND THE EXCHANGE OFFER (AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). SHARES OF COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

     Unless a holder of shares of Common Stock complies with the procedures described in the Offering Circular under the title "The Exchange
Offer -- Guaranteed Delivery Procedures," the holder must do one of the following on or prior to the Expiration Date to participate in the Exchange
Offer:

     - tender the shares of Common Stock by sending the certificates for the shares of Common Stock, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to American Stock Transfer and Trust, as Exchange Agent, at one of the addresses listed in the Offering Circular under the titled "The Exchange Offer -- Exchange Agent"; or

     - if the holder of shares of Common Stock holds such shares in "street name", he or she should tender such shares following the instructions provided by you.

     If a registered holder of shares of Common Stock wishes to tender the shares of Common Stock in the Exchange Offer, but (a) the certificates for the shares of Common Stock are not immediately available, or (b) time will not permit the certificates for the shares of Common Stock or other required documents to reach the Exchange Agent before the Expiration Date, a tender of shares of Common Stock may be effected by following the Guaranteed Delivery Procedures described in the Offering Circular under the title "The Exchange Offer -- Guaranteed Delivery Procedures."

     Fedders will not make any payments to brokers, dealers, or other persons for soliciting acceptances of the Exchange Offer. Fedders will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of shares of Common Stock held by them as nominee or in a fiduciary capacity. Fedders will pay or cause to be paid all stock transfer taxes applicable to the exchange of shares of Common Stock in the Exchange Offer, except as set forth in the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to American Stock Transfer & Trust Company, the Exchange Agent for the Exchange Offer, at one of the addresses and telephone number set forth on the front of the Letter of Transmittal or Georgeson Shareholder Communications, Inc., the Information Agent for the Exchange Offer, at the address and telephone numbers set forth in the Offering Circular.

                                          Very truly yours,

                                          FEDDERS CORPORATION

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FEDDERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.

Enclosures

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